Exhibit 10.1 Consulting Agreement

CONSULTING AGREEMENT

CONSULTING AGREEMENT ("Agreement") executed on July 11, 2007 to be effective as of July 1, 2007 (the "Effective Date"), by and between THE CASTLE GROUP, INC., a Utah corporation, (the "Company"), and HOWARD MENDELSOHN ("Consultant"); (Company and Consultant are hereinafter collectively referred to as the “Parties”).

In consideration of the terms and mutual covenants contained in this Agreement, the Company and Consultant agree as follows:

1. Retention.  The Company hereby retains Consultant as a consultant to provide financial consulting services to and advice to Company with respect to the matters listed in Exhibit A and Consultant hereby accepts such engagement.

2. Nature of Relationship.   Consultant shall provide his professional services to the Company as an independent contractor and shall not be or become an employee of the Company.  Consultant shall provide his own office space and will not be provided an office, office equipment, support staff or training by the Company.  Consultant shall determine when, where and how Consultant shall provide his services to the Company but shall be available for telephone conferences and meetings with the Company’s Chairman and senior management as reasonably required by the Company from time to time.

3. Other Engagements.  Company and Consultant acknowledge and agree that Consultant will be providing consulting services to other companies or organizations during his engagement by Company.  Consultant agrees during the term of this Agreement, Consultant will not accept any engagement or perform any consulting or other services for any other company or organization involved in the hotel or condominium management business in the State of Hawaii or in any other location in which the Company does business, without the prior written consent of Company.  Consultant shall provide Company with written notice prior to accepting any engagement to perform services in the travel or hospitality business  The Parties agree that while they anticipate that Consultant will spend an average of approximately 20 to 25 hours per week performing services for the Company, they acknowledge that the number of such hours is only an estimate, that the number of hours will vary significantly from month to month, that some of the services may be provided by one or more employees, independent contractors or companies hired by Consultant and that Company is retaining Consultant as a professional to accomplish the desired goals and objectives, rather than to work a specified number of hours.

4. Reporting Relationship   Consultant shall render services at the request of the Company’s Chairman which are subject to the direction of the Board of Directors of the Company.

5. Term.  This Agreement shall continue in full force and effect for a term beginning on the Effective Date and ending upon either Party giving fifteen (15) days notice to the other Party of the election to terminate this Agreement.

6. Compensation.  Company shall pay Consultant a fee of Eight Thousand Dollars ($8,000.00) per month, payable on the 15th and last day of each month, for all services provided by Consultant to Company pursuant to this Agreement.

7. Warrant. Consultant is hereby granted a warrant to purchase Two Hundred Thousand (200,000) shares of the Company’s Common Stock, with an exercise price of $Two Dollars ($2.00) per share, pursuant and subject to the terms and conditions of the Warrant Certificate between the parties of even date herewith.

8. Business and Travel Expenses.  Consultant will pay his own office, staff and overhead expenses except as set forth herein.  The Company shall reimburse Consultant for (1) all reasonable out-of-

pocket expenses Consultant incurs at the request of the Company and (2) for travel expenses Consultant incurs in fulfilling his duties hereunder, in accordance with the policies of the Company in effect from time to time for travel by the Company’s Chairman.  If and to the extent that Consultant hires or retains an employee, independent contractor or contractor to perform any services to be provided by Consultant hereunder, all costs and fees of such person, independent contractor or company shall be the sole responsibility of Consultant unless Company expressly consents to  reimburse or pay for in writing.

9. Inventions and Improvements.  Consultant agrees that all inventions, innovations or improvements in the Company's software products or methods of conducting its business (including new combinations, applications, improvements, ideas and discoveries, whether or not copyrightable or patentable) conceived or made by him while employed by the Company or using the Company's equipment and all reports, data, writings or technical information prepared by him in connection with his employment by the Company or using the Company's equipment shall be "work made for hire" within the meaning of Section 101 of the United States Copyright Act and shall belong to the Company.  Consultant will promptly disclose such software, inventions, innovations or improvements to the Company and perform all actions reasonably requested to establish or confirm the ownership of the Company thereof, including but not limited to providing the Company with copies of any programs constituting software used or developed by Consultant in connection with his employment with the Company or using the Company's equipment.

10. Ownership, Non-Disclosure and Non-Use of Confidential or Proprietary Information.

 (a) Consultant covenants and agrees that while retained by the Company and after the termination of this engagement, he will not, directly or indirectly:

(i) give to any person not authorized by the Company to receive it or use it, except for the sole benefit of the Company, any of the Company's confidential or proprietary data or information whether relating to services, products or business practices;

(ii) ideas, designs, processes, research, marketing, customers, management know-how, finances or otherwise; or give to any person not authorized by the Company to receive it any specifications, reports or technical information, or the like, owned by the Company; or

(iii) give to any person not authorized by the Company to receive it, any information that is not generally known outside the Company or that is designated by the Company as limited, private or confidential.

(b) Company will keep Consultant informed of the Company's policies and procedures for safeguarding the Company's property including proprietary data and information and Consultant will comply therewith at all times during his employment by the Company.  Consultant will not, except when authorized by the Company; remove any Company property from the Company's premises.  Consultant will return to the Company immediately upon termination of this Agreement Company property in his possession or control.

11.  Additional Covenants of Consultant.

(a) Consultant covenants and agrees that, for a period of one year after the termination of this Agreement, he will not directly or indirectly (whether as employee, director, owner, 5% or greater stockholder, consultant, partner (limited or otherwise)) engage in or have any interest in, any business that directly competes with any business which the Company engaged in during the term of his employment in Hawaii or any other location where the Company manages a hotel or condominium (the "Restricted Area"); provided, however, that nothing herein will prevent Consultant from owning up to 5% of the outstanding stock of the corporation, so long as Consultant does not participate in the business of such corporation other than as a passive investor.  The Company may, in its reasonable discretion, give Consultant written approval(s) to personally engage in any activity or render any services referred to in this paragraph if the Company secures written assurances (reasonably satisfactory to the Company and its counsel) from Consultant and any prospective employer(s) of Consultant that the integrity of the Company's confidential or proprietary information will not in any way be jeopardized by such activities.

(b) Consultant covenants and agrees that, for a period of one year after termination of his employment by the Company for Cause, he will not, directly or indirectly, (i) solicit, induce or hire away, or assist any third party in soliciting, diverting or hiring away, any employee of the Company, whether or not the employee’s employment is pursuant to a written agreement and whether or not such employment is for a specified term or is at will, or (ii) induce or attempt to induce any customer of the Company or prospective customer with whom the Company has had substantial contact during the term of Consultant’s  employment to cease doing business with the Company and do business with Consultant in competition with the Company in the Restricted Area.

12. Consultant’s Employees and/or Independent Contractors.  Whenever Consultant uses, hires or retains an employee, independent contractor or company to perform any services to be provided by Consultant hereunder, Consultant shall first require such person, independent contractor or company to sign a confidentiality agreement setting forth the terms of paragraphs 9, 10 and 11 herein, in form and content satisfactory to Company.

13. Indemnity.  The Company shall indemnify and hold Consultant harmless, to the fullest extent allowed by law, from any claim, cause of action, litigation or allegation arising from any acts, omissions  or decisions taken or made by Consultant while performing services for the Company or in connection with his engagement by the Company, including any acts or omissions while serving as a consultant to or officer of the Company or its affiliates or as the Company’s representative on any non-profit board of directors or similar organization.  The Company may, subject to the reasonable consent of Consultant, select counsel to represent Consultant in connection with such proceedings.  The Company shall provide liability insurance covering Consultant with respect to actions and omissions in connection with his services as an officer of the Company on terms no less favorable than such insurance maintained in effect by the Company on the date hereof with respect to its other officers, in terms of the extent and the amounts of coverage.

14. Complete Agreement.  This Agreement together with any attached Exhibits embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or among the parties, whether written or oral, concerning the subject matter hereof in any way.

15. Amendments; Waivers.  This Agreement may not be amended except by a writing signed by the Company and Consultant.  Any waiver by a party hereof of any right hereunder shall be effective only if evidenced by a signed writing, and only to the extent set forth in such writing.

16. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs and/ assigns, except that Consultant may not assign any of his obligations hereunder without the prior written consent of the Company.

17. Remedies.

(a) Any claim arising out of or relating to the provisions of this Agreement, or its breach, shall first be submitted to mediation by a mediator selected by the parties, or if the parties cannot agree on a mediator, the mediator shall be appointed by Dispute Resolution Inc.  If the parties are unable to resolve any claim through mediation, the claim shall settled by arbitration by a panel of three arbitrators in the City and County of Honolulu, State of Hawaii, in accordance with the then governing rules for the resolution of Employment Disputes of Dispute Resolution, Inc. or a similar organization mutually acceptable to the parties.  The majority of the panel of arbitrators shall award reasonable attorney’s fees and cost to the prevailing parties.  Judgment upon the award rendered by the panel of arbitrators may be entered and enforced in any court of competent jurisdiction.

(b) Each of the Parties will be entitled to specifically enforce its rights under Paragraphs 9, 10, and 11 of this Agreement, to recover damages by reason of any breach of those provisions of this Agreement, and to exercise all other rights to which it may be entitled under these Paragraphs in a court of law or equity.  The parties agree and acknowledge that money damages may not be an adequate remedy for breach of the Paragraphs 9, 10, and 11 of this Agreement, and accordingly, each party hereby agrees and consents that in the event of any material breach of Paragraphs 9, 10, and 11 of this Agreement by it, the non-breaching party may obtain appropriate injunctive relief or an order for specific performance, in order to enforce or prevent any violations of those provisions of this Agreement.

18. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

19. Notices.  Any notice to be given hereunder shall be in writing and shall be effective when personally delivered or sent to the other party by  or overnight carrier, postage prepaid, faxed and e-mailed as follows:

To Company:                                        Castle Resorts & Hotels, Inc.

3 Waterfront Plaza, Suite 555

500 Ala Moana Boulevard

Honolulu, Hawaii 96813

Attention:  Rick Wall

and by Fax:   (808) 521-9994

With a copy to:   Jerry A. Ruthruff, Esq.

733 Bishop Street, Suite 2357

Honolulu, Hawaii 96813

and by E-Mail:  jruthruff@castleresorts.com

To Consultant:                                      Howard Mendelsohn

20. Severability.  Any provision of this Agreement that is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction, or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

21. Headings.   The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above to be effective as of the Effective Date.

                                                                          THE CASTLE GROUP, INC.

                                                                          By:/s/Rick Wall

                                                                                Its CEO

                                                                          By:

                                                                                                      “Company”

                                                                          /s/Howard Mendelsohn

                                                                           HOWARD MENDELSOHN

                                                                                                      “Consultant